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                                                    OMB Number:     3235-0167
                                                    Expires:   October 31, 2004
                                                    Estimated average burden
                                                    hours per response . .  1.50
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 1-13904

                          Kentucky First Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

      308 North Main Street, Cynthiana, Kentucky 41031-1210 (859) 234-1440
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               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

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                 (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or l5(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)         x               Rule 12h-3(b)(l)(ii)      [ ]
Rule 12g-4(a)(l)(ii)       [ ]              Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)        [ ]              Rule 12h-3(b)(2)(ii)      [ ]
Rule l2g-4(a)(2)(ii)       [ ]              Rule 15d-6                [ ]
Rule 12h-3(b)(l)(i)        [ ]

     Approximate number of holders of record as of the certification or notice date: -0-

     Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
Kentucky First Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                          KENTUCKY FIRST BANCORP, INC.
        through its successor issuer by merger Kentucky Bancshares, Inc.

Date:   November 12, 2003           By:/s/ Gregory J. Dawson
                                       Gregory J. Dawson, Chief Financial Officr

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                    Persons  who  respond  to  the   collection  of  information
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